EXHIBIT 23.1
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4) and related Prospectus of AngloGold Ashanti Limited for the registration of its ordinary shares and to the incorporation by reference therein of our report dated July 6, 2007, with respect to the consolidated financial statements of AngloGold Ashanti Limited, AngloGold Ashanti Limited management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AngloGold Ashanti included in its Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Ernst & Young Inc.
Registered Auditor
Johannesburg
Republic of South Africa
February 04, 2008